CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of our audit report, dated April 16, 2012, relating to the financial statements of BioDrain Medical, Inc. appearing in the Prospectus which are a part of this Registration Statement.  We also consent to the reference to our Firm under captions “Experts” in the Prospectus.

Olsen Thielen & Co., Ltd.

/s/ Olsen Thielen & Co., Ltd.

St. Paul, Minnesota

October 18, 2012